Exhibit 99.1

         Patrick J. Haveron, CPA
         Chief Executive Officer
         Phone : (201) 291-2112
         E-Mail: phaveron@motr.com



                   MOTOR CLUB OF AMERICA ANNOUNCES CLOSING OF
  NORTH EAST TRANSACTION, APPOINTMENT OF PATRICK J. HAVERON AS CHIEF EXECUTIVE
                        OFFICER AND THIRD QUARTER CHARGES

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     Paramus,  NJ,  September  24, 1999 - Motor Club of America  (NASDAQ : MOTR)
announced today that it had closed its acquisition of North East Insurance Company (NASDAQ : NEIC). The Company also announced that its Board of Directors is naming Patrick J. Haveron as Chief Executive Officer of Motor Club of America. Haveron will be joining Stephen A. Gilbert in that position.

     Reporting on the closing of the North East transaction, Stephen A. Gilbert, President and Chief Executive Officer of Motor Club, said "We look forward to embarking on a new era at North East which will maximize its potential. We believe Motor Club offers North East the opportunity to significantly improve its operations, particularly with regard to its reinsurance programs and other elements of its cost structure. In addition, Motor Club is making a $2 million contribution to the surplus of North East, which will increase its surplus by more than a third. We look forward to Ron Libby and his Maine-based North East team continuing to serve their Maine agents and policyholders with not only its present product line, but also enhanced commercial lines product offerings in the near future. We believe this combination will enable Motor Club to bolster its returns, and strengthen its operations by expanding its geographic scope and diversifying its policyholder base."

     Ronald A. Libby has been elected as President, Chief Operating Officer and a Director of North East. Commenting on the closing of the transaction, Libby said "Our affiliation with Motor Club opens up a wide range of possibilities for North East which we look forward to capitalizing on. We believe those possibilities will begin to take shape very quickly and this represents a very positive step for our Maine-based agents, policyholders and employees."

     Gilbert continued, stating, "The North East transaction enables us to begin our diversification of Motor Club outside the State of New Jersey, which we plan to continue. This effort will be led by Pat Haveron, who will be joining me as Chief Executive Officer of Motor Club."

     Haveron will be responsible for Motor Club's merger and acquisition efforts, including post-merger integration. For the present time, Haveron will continue to oversee the financial management of the Company and remains its Chief Financial Officer. The Company also announced that North East's present Treasurer, Graham S. Payne, would be joining Motor Club as its Controller and Chief Accounting Officer.

     Haveron said, "We will continue to expand the Company outside the State of New Jersey and pursue our plan of growth in the small commercial lines arena, where our Preserver Insurance Company unit has excelled in recent years. As we have said, we believe we can achieve both objectives through acquisitions and while this market is very competitive, we look forward to carrying through on this critical strategic effort."

     Haveron joined Motor Club in 1988 as Controller and was appointed Chief Financial Officer in 1993. He was also named Executive Vice President in 1996


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and has been a director of Motor Club since 1992.  He is a 1983  graduate of the
University of Scranton and is also a certified public accountant.

     Motor Club has announced that First Union National Bank, the exchange agent for the merger, will shortly be mailing exchange materials to North East shareholders of record. Those who hold their North East shares in "street name" will receive similar materials from their brokers soon thereafter.

     As of the closing of the merger, North East's shares are no longer publicly traded. The exchange materials permit North East shareholders to exchange their North East shares for cash, an equivalent number of shares of Motor Club common stock, or a combination thereof. However, only a maximum of 290,389 Motor Club shares will be issued. If, in the aggregate, North East shareholders seek to receive more than this maximum, the number of Motor Club shares issued to each electing shareholder will be reduced pro rata, with cash substituted for the remainder. North East shareholders who fail to return their completed election forms within 25 days of the mailing date will receive only cash in exchange for their North East shares.

     In connection with the closing of the North East transaction, Motor Club reported that it would record charges during the 1999 third quarter of approximately $1.3 million or $.63 per share, after federal income taxes, the majority of which are severance costs at North East; these charges also include Motor Club's own merger- related expenditures.

     The Company also reported that its Motor Club of America Insurance Company and Preserver Insurance Company operating units had presently suffered approximately $485,000 or $.23 per share in net losses, after federal income taxes, as a result of Hurricane Floyd. While claim reports are still being submitted, the Company presently anticipates that the amount will not exceed approximately $625,000 or $.30 per share, largely due to the protection provided by its catastrophe coverage.

     Motor Club of America is a property and casualty insurance holding company. Motor Club of America Insurance Company writes personal automobile insurance. Preserver Insurance Company writes small commercial and homeowners insurance. The Companies are separately rated B+ (Very Good) by A.M. Best Company ("Best"). North East writes personal automobile and small commercial insurance and is presently rated B- (Fair) by Best.

     Forward-Looking Statement Disclaimer. This press release contains statements that are not historical facts and are considered "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of
1995), including statements concerning the expected benefits of the merger. Consummation of the merger and future benefits therefrom involve various risks and uncertainties, including the risk of material adverse changes in financial markets or the condition of Motor Club and North East; risks associated with Motor Club's and North East's entry into new markets; and state regulatory and legislative actions which can affect the profitability of certain lines of business and impeded the companies' ability to charge adequate rates.

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